Exhibit 21.1


                                  Subsidiaries

The First National Bank of Ipswich

First Ipswich Insurance Agency, Inc.*

First Ipswich Securities Corporation*

First Ipswich Securities II Corporation*

First Ipswich Securities III Corporation*

First Ipswich Realty Company, LLC*

Ipswich Capital Investment Corporation*

The de Burlo Group, Inc.**

First Ipswich Statutory Trust II

First Ipswich Statutory Trust III

* - Subsidiary of The First National Bank of Ipswich
**- Subsidiary of Ipswich Capital Investment Corporation